UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 29, 2022, Ventas, Inc. issued the following press release.

Ventas Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR ALL” of Ventas’s Highly Qualified Directors on the WHITE Proxy Card

CHICAGO--(BUSINESS WIRE)-- Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) today announced that it has filed its definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its 2022 Annual Meeting of Stockholders scheduled to be held on April 27, 2022. Shareholders of record as of March 21, 2022, will be entitled to vote at the meeting.

In conjunction with the definitive proxy filing, Ventas has mailed a letter to the Company’s shareholders. Highlights from the letter include:

•	Ventas has taken proactive actions and invested with discipline to enhance its portfolio and drive growth over the long term
•	Ventas took significant steps during the multi-year COVID-19 pandemic to protect the Company and its employees and residents, deliver strong results and strengthen its senior housing business
•	As a result, Company has clear momentum, delivering TSR of 23% year-to-date through March 25, 2022, the highest of the 16 constituents in the FTSE Nareit Equity Health Care Index, which builds on its exceptional long-term annualized TSR of over 20% since 1999, significantly outperforming the FTSE Nareit Equity Health Care Index, MSCI US REIT Index and S&P 500
•	Ventas is building on its progress and is well positioned to capitalize on the upside of the COVID recovery, which is reinforced by powerful demographic demand
•	Ventas’s Board of Directors is refreshed, diverse and uniquely qualified with fresh perspectives and the right expertise to oversee the Company’s continued positive momentum and value creation
•	The Board has determined Land & Buildings’ nominee – founder and Chief Investment Officer, Jonathan Litt – is not qualified to serve on the Board

Ventas’s definitive proxy materials and other materials regarding the Board’s recommendation for the 2022 Annual Meeting can be found at https://ir.ventasreit.com.

The full text of the letter being mailed to shareholders follows:

Dear Fellow Shareholder,

Over our 20+ year history, Ventas has become one of the world’s foremost REITs and an accomplished S&P 500 company. Our long-term success has been built on the execution of an enduring strategy that capitalizes on our high-quality diversified portfolio of real estate that caters to a large and growing aging demographic, capital that supports the nation’s leading care providers, senior living operators, developers, universities and researchers, and an outstanding, collaborative team. This has resulted in Ventas delivering superior long-term returns for our shareholders.

Over the past two years, Ventas has successfully managed through the severely adverse impact of the COVID-19 pandemic on the senior housing industry, which represents nearly half of our portfolio. With the guidance of your Board of Directors and leadership team, we took swift and decisive action to keep our residents, operators and employees safe, and protect shareholder capital, while relentlessly focusing on execution, key management additions, portfolio enhancement and other strategic growth and capital allocation initiatives. Our long-term strategy of diversification has served us well, as our healthcare, medical office and life sciences, research and innovation businesses continued meaningful growth during the pandemic.

In 2021, we continued to move our business forward despite the recurrence of the pandemic. We positioned our business to capture the upside in the multi-year senior housing recovery, expand our industry leading university-based life sciences business and cluster market strategy, accelerate the growth of our valuable third-party capital management business, and enhance financial strength and flexibility for the long term. Throughout the crisis, our team rose to the challenge, demonstrating resilience, agility and high productivity while holding firm to our core values and commitment to corporate citizenship.

As we move forward in 2022, we see compelling signs that a senior housing recovery is underway, underscored by projected U.S. population growth among individuals ages 80 and older of 45% by 2030 and low new supply of senior housing communities in our markets. We believe we are well positioned to capture meaningful upside in this recovery and extend Ventas’s long track record of growth and value creation. We have the support of an outstanding team, including an experienced, skilled, actively engaged and diverse Board of Directors. The Board has demonstrated a strong commitment to refreshment over the years, adding new voices and perspectives while maintaining institutional knowledge and stability. We are proud that following this year’s annual meeting, women will chair two of the three core Committees of the Board, which is 45% diverse by gender or race.

Despite the Company’s outstanding Board, track record of superior performance, commitment to transparency and accountability with all of our shareholders and momentum as we emerge from the pandemic, Land & Buildings, a shareholder that owns approximately 0.2% of the Company, has launched a proxy contest by nominating its founder and Chief Investment Officer, Jonathan Litt, to replace a Ventas director on your Board.

Following receipt of Mr. Litt’s nomination and in keeping with our standard practices, we interviewed Mr. Litt along with several other candidates as part of our regular course Board refreshment process. After these interviews, the Board unanimously chose to appoint Michael J. Embler to the Board, whom they determined was the most qualified candidate. Mr. Embler brings extensive experience as an accomplished institutional investor, as well as healthcare, REIT and public company board expertise. We urge you to reject Land & Buildings’ unwarranted contest and vote today on the enclosed WHITE proxy card “FOR ALL” eleven of Ventas’s highly qualified director nominees, enabling us to continue building on our current positive momentum to create value for all shareholders.

VENTAS HAS INVESTED WITH DISCIPLINE TO ENHANCE OUR PORTFOLIO AND DRIVE GROWTH

With one of the most experienced investment teams in the REIT sector, Ventas is a premier capital partner to leading care providers, developers, research and medical institutions, innovators and other healthcare providers, and has a well-earned reputation for using creativity and insight to execute deals that deliver strong returns. We have thoughtfully curated a high-performing, resilient and diverse real estate portfolio of more than 1,200 demographically driven properties across asset classes, business models and strategic partners.

External growth has always been a core value-creating activity at Ventas. Since 2010, we have averaged over $3 billion of investment activity per year across asset classes. We have done this through a best-in-class investment culture, built on our dedicated team’s deep industry knowledge and diverse expertise across the critical areas of underwriting, finance and investment, banking, development and operations. Over the last several years, these investments have optimized the Ventas portfolio, including entry into and expansion within the life science, research and innovation asset class.

During 2021, we built on our outstanding capital allocation track record, executing on $3.7 billion in new investments, including:

•	~70% in the senior housing industry, enhancing the portfolio to capture the upside of the expected market recovery. This includes the acquisition of New Senior Investment Group, which adds a superior quality, high performing independent living portfolio with assets that are well located in advantaged markets.

•	~20% in the fast-growing life sciences, research and innovation space, expanding our portfolio to ~10 million square feet, including by delivering our exciting immunotherapy research and innovation center at the University of Pittsburgh and the University of Pittsburgh Medical Center and beginning a new $500 million ground up development with research leader University of California, Davis.

•	~10% through adding select assets with existing partners within our successful medical office building franchise.

We also strengthened our Ventas Investment Management platform, which now exceeds $5 billion in assets under management and has signed additional leading global institutional investors. These embedded capital relationships provide us with another powerful tool to fund growth and at the same time build a valuable business.

VENTAS HAS TAKEN DECISIVE ACTIONS DURING THE PANDEMIC

TO POSITION OUR PORTFOLIO FOR GROWTH AND SUCCESS…

The Ventas team expertly managed through the multi-year COVID-19 pandemic with flexibility and a relentless focus on execution. In 2021:

•	We supported the care providers in our senior living communities who rolled out life-saving vaccines, prioritizing resources to keep 75,000 senior residents and their caregivers safe.

•	We improved our portfolio and reduced leverage by executing on $1.2 billion of strategic dispositions and loan repayments.

•	We raised more than $1 billion in attractively priced fixed income securities in the U.S. and Canada to lock in low long-term interest rates and extend our weighted average debt maturity profile.

We also strengthened our position in our senior housing business, which since 2020 has been led by experienced executive Justin Hutchens, ahead of the industry recovery bolstered by a growing aging population:

•	We capitalized on our advantages within our senior housing business, including the combination of our deep operational experience and sophisticated analytical capabilities powered by Ventas Operational Insights (OI)TM, to execute strategic portfolio actions, enhance performance management and drive targeted capital investment.

•	In line with our Right Asset, Right Market, Right OperatorTM strategy, we are realigning and expanding our senior housing operator relationships and consolidating assets in markets with the best supply-demand outlook.

•	We have taken proactive asset management steps to address the vast majority of our senior housing triple net leases, the communities of which have been affected by the pandemic, providing shareholders with certainty, flexibility and opportunity for upside.

•	We now have 37 distinct care provider relationships in senior housing and, in 2021, added six new operators and strengthened arrangements with longstanding partners. This includes recently transitioning 90 senior living communities heavily impacted by the pandemic and formerly managed by Eclipse Senior Living to a number of experienced operators with strong local market focus.

•	We have also thoughtfully tilted our senior housing portfolio mix toward higher-margin, less labor intensive independent living assets in advantaged markets.

…AND DELIVERED STRONG RESULTS

Our recent fourth quarter 2021 results demonstrate that we are building positive momentum and our strategy is the right one to deliver sustained improvement across our real estate portfolio.

•	We increased senior housing operating portfolio same-store average occupancy by 200 basis points year-over-year.

•	For the first time since the beginning of the COVID-19 pandemic, we increased SHOP rate and revenue.

•	Both our sequential and year-over-year same-store cash net operating income in SHOP represented leading results among healthcare REIT peers.

Recent TSR performance clearly demonstrates this momentum. Year-to-date through March 25, 2022, Ventas has delivered TSR of 23%, the highest of the 16 constituents in the FTSE Nareit Equity Health Care Index and well in excess of other key benchmarks. This resilient performance builds on our exceptional long-term annualized TSR of over 20% since December 31, 1999, significantly outperforming the FTSE Nareit Equity Health Care Index’s 14%, MSCI US REIT Index’s 11% and S&P 500’s 7%.

In addition, over the past one-, three-, five- and ten-year periods, we have delivered annualized TSRs of 21%, 4%, 4% and 7%, respectively, broadly in-line with the FTSE Nareit Equity Health Care Index’s 15%, 6%, 7% and 8%. Modest underperformance in the three-, five- and ten-year periods was primarily driven by the severe and outsized impact of the pandemic on senior housing, which comprises roughly half of Ventas’s portfolio, with one-year outperformance driven by the strong post-pandemic senior housing recovery currently underway.

As we continue to address COVID-19 impacts in 2022, we see compelling signs that a sustainable senior housing recovery is underway. Leads are at record highs, a demographic demand increase is quickly approaching, and robust pricing opportunities and occupancy are exceeding typical seasonal patterns in the first quarter. As a result, we are well-positioned for significant revenue growth and value creation for our shareholders.

VENTAS’S BOARD IS REFRESHED, DIVERSE AND UNIQUELY QUALIFIED WITH THE RIGHT EXPERTISE TO OVERSEE OUR CONTINUED MOMENTUM

Ventas prioritizes best-in-class governance and seeks to combine continuity with thoughtful refreshment to balance the institutional knowledge and experience of our longer-tenured directors with the fresh perspectives and voices brought by newly elected directors. As part of our ongoing commitment to director refreshment, the Board regularly works with leading independent search firms to identify suitable candidates to serve on the Ventas Board. Over the last three years, the Board has appointed four new independent directors, further increasing its diversity based on race, gender and experience. Today, 45% of the Board’s members are women or people of color. We believe our careful and committed approach to Board refreshment has been critical in helping the Company navigate industry and business cycles, seize value creation opportunities, invest in new opportunities and manage through risks and challenges, including responding to the enormous challenges posed by the pandemic.

As part of the Board’s ongoing refreshment process, the Board carefully considered a number of outstanding director candidates, giving particular focus to the skills and expertise that would be most additive. Specifically, we prioritized candidates with a background in institutional investing in public companies and who also have had significant public company board, healthcare sector and ESG experience. Mr. Embler, who was unanimously appointed to the Board, previously served as Chief Investment Officer at Franklin Mutual Advisors and brings extensive institutional investment, healthcare (from his Board service at Kindred Healthcare), real estate, and ESG experience. We have already begun to benefit from his leadership and expertise in overseeing Ventas’s strategy, growth and capital plans.

We also announced that Jay Gellert, who contributed to Ventas’s success during his tenure with significant insights and leadership, will retire from the Board at the Annual Meeting. We thank him for his service.

Collectively, Ventas’s directors have expertise highly relevant to overseeing Ventas’s strategy. The Company’s 11 director nominees – 10 of whom are independent – bring significant leadership, institutional investment, financial and operating experience across real estate, healthcare, REITs and public companies and life sciences. Each director is committed to strong oversight and is focused on advancing the best interests of all Ventas shareholders.

We have also implemented extensive corporate governance enhancements at Ventas, including recently nominating Melody Barnes to serve as Chair of the Nominating & Corporate Governance Committee, which will result in two of the Board’s three core Committees being chaired by women as of the upcoming Annual Meeting.

Importantly, these enhancements follow significant engagement with many Ventas shareholders – including many meetings and calls with members of our management team and Board – to better understand our shareholders’ perspectives and to increase the Board’s accountability to our shareholders.

VENTAS IS BUILDING ON OUR SUSTAINABILITY LEADERSHIP

At Ventas, we focus on achieving strong financial performance through our sustainability leadership. We have made making meaningful investments in energy-saving technologies that enabled us to reduce energy use per square foot more than 5% annually on a same store basis from 2018-2020 and advance us towards our science-based target to reduce Scope 1 & 2 carbon emissions 30% by 2030. Ventas is committed to achieving net-zero operational carbon emissions by 2040 through energy efficiency, renewable energy and electrification efforts across our medical office building and senior housing portfolio.

Sustainability applies to our enterprise and employees too. In 2021, we took definitive steps in recruiting, investing in and engaging our employees to ensure we have a talented workforce to drive our continued success. We also ramped up our diversity, equity and inclusion actions across our company to ensure that Ventas stays true to its values and remains an outstanding employer.

We are proud to be recognized for our leadership in this area, including the following 2021 accolades:

•	Achieved CDP’s “A List,” which recognizes the top 2% of global companies scored
•	Named an Energy Star Partner of the Year for energy management practices
•	Selected as the Nareit Leader in the Light for Healthcare for the fifth consecutive year for superior sustainability practices
•	Received Silver in Nareit’s Diversity, Equity & Inclusion (DE&I) recognition awards
•	Named a 2021 GRESB Real Estate Sector Leader, having achieved the top score across all U.S. listed Healthcare REITs
•	Maintained inclusion on the rigorous S&P Dow Jones World and North America sustainability indices

VENTAS DETERMINED THAT LAND & BUILDINGS’ NOMINEE DOES NOT MEET THE STANDARD FOR BOARD SERVICE

Ventas regularly engages with investors in the normal course and values constructive input that may advance our goals of further enhancing shareholder value and the Company’s already-strong ESG profile.

In late November 2021, Ventas received a letter from Land & Buildings’ lawyers requesting paperwork for a proxy contest. Neither the Company nor any members of the Board had received any requests for engagement or any other feedback from Land & Buildings in the months prior to the issuance of the letter, other than an email sent the same day from Mr. Litt to our CEO requesting a meeting.

On December 10, 2021, while the Company was focused on responding to the challenges posed by the rapid emergence of the Omicron variant for the 75,000 seniors in its communities, Land & Buildings nominated Mr. Litt, and Michelle Applebaum, a retired steel industry sell side analyst, for election to your Board. Land & Buildings subsequently withdrew Ms. Applebaum’s nomination when it filed its preliminary proxy on March 7, 2022.

Following Mr. Litt’s nomination, your Board’s Nominating and Corporate Governance (NCG) Committee carefully considered his candidacy as part of its regular evaluation process, including conducting interviews between Mr. Litt, NCG Committee members and other members of the Board. As part of the Board’s process, Mr. Litt was asked to provide references in connection with his candidacy, which he failed to do.

Following the thorough review, the Board determined that Mr. Litt did not meet the standards established by the Board for new directors. The Board concluded that he would not bring additive skills, experiences or perspectives compared to the other director candidates who possessed more extensive institutional investing and stronger public company board experience, ESG and governance expertise and backgrounds in healthcare, as well as other valuable attributes that could enable them to make unique and important contributions to the Board.

In its review of potential candidates, the Board concluded that Mr. Embler is the most qualified and that he would be most additive to the Ventas Board and committed to the best interests of all shareholders.

As a result of Mr. Litt’s continued efforts to secure a seat for himself on the Ventas Board, you may receive materials from Land & Buildings. Please simply discard and do NOT vote using any proxy card you may receive from Land & Buildings.

We believe Land & Buildings’ efforts to get Mr. Litt on the Ventas Board are both unwarranted and self-serving, and note that Land & Buildings has proposed no new ideas for Ventas. During our engagement with Mr. Litt, he has made clear to us that any resolution would be conditioned on his appointment to the Board. We are disappointed that Land & Buildings has chosen to pursue a costly, time-consuming and unnecessary proxy fight following the Board’s decision not to appoint Mr. Litt.

THE VENTAS BOARD BRINGS THE RIGHT EXPERIENCE

TO CONTINUE DRIVING GROWTH AND VALUE CREATION THROUGH THE RECOVERY

Your Board is composed of highly qualified directors who are active and engaged, with the right mix of skillsets and diversified experience as Ventas builds on its strong progress.

As we emerge from the pandemic, Ventas has the right strategy, team and Board to execute and win for our shareholders. The reasons to support the Ventas Board are clear:

1.	Ventas has taken proactive actions and invested with discipline to enhance its portfolio and drive growth over the long term.
2.	Ventas is building on its momentum and is well positioned to capitalize on the upside of the COVID-19 recovery, which is reinforced by powerful demographic demand.
3.	The Ventas Board is qualified, engaged, and diverse, and includes fresh perspectives to help drive value creation through the recovery.

YOUR VOTE IS IMPORTANT

HELP ENSURE VENTAS CAN CONTINUE TO BUILD ON OUR PROGRESS BY VOTING “FOR ALL” ELEVEN OF YOUR NOMINEES LISTED ON THE WHITE PROXY CARD: Melody C. Barnes, Debra A. Cafaro, Michael J. Embler, Matthew J. Lustig, Roxanne M. Martino, Marguerite M. Nader, Sean P. Nolan, Walter C. Rakowich, Robert D. Reed, James D. Shelton and Maurice S. Smith

Thank you for your continued support.

Sincerely,

The Ventas Board of Directors

Advisors

Centerview Partners LLC is serving as financial advisor, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel, to the Company.

About Ventas

Ventas Inc., an S&P 500 company, operates at the intersection of two large and dynamic industries – healthcare and real estate. Fueled by powerful demographic demand from growth in the aging population, Ventas owns a diversified portfolio of over 1,200 properties in the United States, Canada, and the United Kingdom. Ventas uses the power of its capital to unlock the value of senior living communities; life science, research & innovation properties; medical office & outpatient facilities, hospitals and other healthcare real estate. A globally-recognized real estate investment trust, Ventas follows a successful long-term strategy, proven over more than 20 years, built on diversification of property types, capital sources and industry leading partners, financial strength and flexibility, consistent and reliable growth and industry leading ESG achievements, managed by a collaborative and experienced team dedicated to its stakeholders.

Cautionary Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “target,” “forecast,” “plan,” “potential,” “opportunity,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof.

Forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. You should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. You are urged to carefully review the disclosures we make concerning risks and uncertainties that may affect our business and future financial performance in our filings with the SEC, including those made in the “Summary Risk Factors” section, “Risk Factors” section and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Certain factors that could affect our future results and our ability to achieve our stated goals include, but are not limited to: (a) the impact of the ongoing COVID-19 pandemic and its extended consequences, including of the Delta, Omicron or any other variant, on our revenue, level of profitability, liquidity and overall risk exposure and the implementation and impact of regulations related to the CARES Act and other stimulus legislation and any future COVID-19 relief measures; (b) our ability to achieve the anticipated benefits and synergies from, and effectively integrate, our acquisitions and investments, including our acquisition of New Senior Investment Group Inc.; (c) our exposure and the exposure of our tenants, managers and borrowers to complex healthcare and other regulation and the challenges and expense associated with complying with such regulation; (d) the potential for significant general and commercial claims, legal actions, regulatory proceedings or enforcement actions that could subject us or our tenants, managers or borrowers to increased operating costs and uninsured liabilities; (e) the impact of market and general economic conditions, including economic and financial market events, inflation, change in interest rates, supply chain pressures, events that affect consumer confidence, our occupancy rates and resident fee revenues, and the actual and perceived state of the real estate markets, labor markets and public capital markets; (f) our ability, and the ability of our tenants, managers and borrowers, to navigate the trends impacting our or their businesses and the industries in which we or they operate; (g) the risk of bankruptcy, insolvency or financial deterioration of our tenants, managers borrowers, and other obligors and our ability to foreclose successfully on the collateral securing our loans and other investments in the event of a borrower default; (h) our ability to identify and consummate future investments in or dispositions of healthcare assets and effectively manage our portfolio opportunities and our investments in co-investment vehicles, joint ventures and minority interests; (i) risks related to development, redevelopment and construction projects; (j) our ability to attract and retain talented employees; (k) the limitations and significant requirements imposed upon our business as a result of our status as a REIT and the adverse consequences (including the possible loss of our status as a REIT) that would result if we are not able to comply; (l) the risk of changes in healthcare law or regulation or in tax laws, guidance and interpretations, particularly as applied to REITs, that could adversely affect us or our tenants, managers or borrowers; (m) increases in our borrowing costs as a result of becoming more leveraged or as a result of changes in interest rates and phasing out of LIBOR rates; (n) our reliance on third parties to operate a majority of our assets and our limited control and influence over such operations and results; (o) our dependency on a limited number of tenants and managers for a significant portion of our revenues and operating income; (p) the adequacy of insurance coverage provided by our policies and policies maintained by our tenants, managers or other counterparties; (q) the occurrence of cyber incidents that could disrupt our operations, result in the loss of confidential information or damage our business relationships and reputation; (r) the impact of merger, acquisition and investment activity in the healthcare industry or otherwise affecting our tenants, managers or borrowers; and (s) the risk of catastrophic or extreme weather and other natural events and the physical effects of climate change.

Important Additional Information Regarding Proxy Solicitation

The Company has filed a definitive proxy statement (the “Proxy Statement”) and form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2022 Annual Meeting. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2022 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of the Company’s Board of Directors for election at the 2022 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC’s website at http://www.sec.gov and at the Company’s investor relations website at https://ir.ventasreit.com.

Investors
Sarah Whitford
(877) 4-VENTAS

Media
Andi Rose / Joseph Sala / Greg Klassen
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

On March 29, 2022, Ventas, Inc. disseminated the following email to its employees.

Subject: Update on 2022 Annual Meeting

Dear Colleagues:

I am writing to share an update regarding our 2022 Annual Meeting of Shareholders.

As I’ve shared with you before, Land & Buildings, an investor that owns approximately 0.2% of the Company’s outstanding shares, has nominated its founder and Chief Investment Officer, Jonathan Litt, to replace a director on our Board of Directors. Ventas just filed its definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and disclosed that we have scheduled our 2022 Annual Meeting for April 27, 2022. The Annual Meeting will be held virtually as it has been for the last two years.

We also issued a press release and mailed a letter to Ventas shareholders regarding our Board’s unanimous recommendation that shareholders vote FOR our experienced and highly qualified independent director nominees on the Company’s WHITE proxy card.

As many of you are Ventas shareholders, we encourage you to review the materials you will receive, which outline why our Board believes we have the right directors, the right team and the right strategy to drive our continued success. Indeed, Ventas’s slate of directors represents a world-class, diverse Board. We believe the directors on the Ventas Board have highly relevant expertise across key areas of our business, are committed to advancing the best interests of ALL Ventas shareholders, and are best positioned to continue overseeing our success.

We are confident that, with the oversight of our Board, we will continue building on our positive momentum. Indeed, our recent performance remains strong. Year-to-date through March 25, 2022, Ventas has delivered total shareholder returns (“TSR”) of 23%, the highest of the 16 constituents in the FTSE Nareit Equity Health Care Index and well in excess of other key benchmarks. This resilient performance builds on our exceptional long-term annualized TSR of over 20% since December 31, 1999, significantly outperforming the FTSE Nareit Equity Health Care Index, MSCI US REIT Index and S&P 500.

As we continue to address COVID-19 impacts, we see compelling signs that a sustainable senior housing recovery is underway. Leads are at record highs, outsized demographic demand is quickly approaching, and robust pricing opportunities and occupancy are exceeding typical seasonal patterns in the first quarter. Let’s continue working together to keep up our strong momentum.

Over the next several weeks, as the Annual Meeting approaches, you will see a number of public statements and materials from both Ventas and Land & Buildings, and you are likely to notice increased media coverage regarding Ventas. I want you to all know that this has no impact on our business or your day-to-day work. We have an expert team of advisors helping us through this process and are counting on all Ventas employees to remain focused on the care for senior residents provided in our senior living communities, serving as a reliable partner, driving our business forward through internal and external growth and acting consistent with our values. As always, if you receive any inquiries from members of the media, analysts, or investors, please direct them to Sarah Whitford, who will handle those for us.

If you own Ventas stock as of the record date, March 21, 2022, you will receive voting materials in the coming days and weeks, including a WHITE proxy card, the Ventas proxy statement and a cover letter that describes the importance of your vote this year. You may also receive proxy materials from Land & Buildings that contain a proxy card. Please discard and do NOT vote using any materials you may receive from Land & Buildings as it will revoke any vote you may have submitted on Ventas’s WHITE proxy card. If you have any additional questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated at (877) 750-9496.

I have never been more excited about the opportunities ahead of us. And again, I want to emphasize that our business priorities and objectives remain the same.

On behalf of the entire Board and management team, we sincerely appreciate your support.

Sincerely,

/s/ Debra A. Cafaro

Debra A. Cafaro

Chairman and Chief Executive Officer of Ventas

Cautionary Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “target,” “forecast,” “plan,” “potential,” “opportunity,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof.

Forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. You should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. You are urged to carefully review the disclosures we make concerning risks and uncertainties that may affect our business and future financial performance in our filings with the SEC, including those made in the “Summary Risk Factors” section, “Risk Factors” section and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Certain factors that could affect our future results and our ability to achieve our stated goals include, but are not limited to: (a) the impact of the ongoing COVID-19 pandemic and its extended consequences, including of the Delta, Omicron or any other variant, on our revenue, level of profitability, liquidity and overall risk exposure and the implementation and impact of regulations related to the CARES Act and other stimulus legislation and any future COVID-19 relief measures; (b) our ability to achieve the anticipated benefits and synergies from, and effectively integrate, our acquisitions and investments, including our acquisition of New Senior Investment Group Inc.; (c) our exposure and the exposure of our tenants, managers and borrowers to complex healthcare and other regulation and the challenges and expense associated with complying with such regulation; (d) the potential for significant general and commercial claims, legal actions, regulatory proceedings or enforcement actions that could subject us or our tenants, managers or borrowers to increased operating costs and uninsured liabilities; (e) the impact of market and general economic conditions, including economic and financial market events, inflation, change in interest rates, supply chain pressures, events that affect consumer confidence, our occupancy rates and resident fee revenues, and the actual and perceived state of the real estate markets, labor markets and public capital markets; (f) our ability, and the ability of our tenants, managers and borrowers, to navigate the trends impacting our or their businesses and the industries in which we or they operate; (g) the risk of bankruptcy, insolvency or financial deterioration of our tenants, managers borrowers, and other obligors and our ability to foreclose successfully on the collateral securing our loans and other investments in the event of a borrower default; (h) our ability to identify and consummate future investments in or dispositions of healthcare assets and effectively manage our portfolio opportunities and our investments in co-investment vehicles, joint ventures and minority interests; (i) risks related to development, redevelopment and construction projects; (j) our ability to attract and retain talented employees; (k) the limitations and significant requirements imposed upon our business as a result of our status as a REIT and the adverse consequences (including the possible loss of our status as a REIT) that would result if we are not able to comply; (l) the risk of changes in healthcare law or regulation or in tax laws, guidance and interpretations, particularly as applied to REITs, that could adversely affect us or our tenants, managers or borrowers; (m) increases in our borrowing costs as a result of becoming more leveraged or as a result of changes in interest rates and phasing out of LIBOR rates; (n) our reliance on third parties to operate a majority of our assets and our limited control and influence over such operations and results; (o) our dependency on a limited number of tenants and managers for a significant portion of our revenues and operating income; (p) the adequacy of insurance coverage provided by our policies and policies maintained by our tenants, managers or other counterparties; (q) the occurrence of cyber incidents that could disrupt our operations, result in the loss of confidential information or damage our business relationships and reputation; (r) the impact of merger, acquisition and investment activity in the healthcare industry or otherwise affecting our tenants, managers or borrowers; and (s) the risk of catastrophic or extreme weather and other natural events and the physical effects of climate change.

Important Additional Information Regarding Proxy Solicitation

Ventas, Inc. (the “Company”) has filed a definitive proxy statement (the “Proxy Statement”) and form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2022 Annual Meeting. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2022 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of the Company’s Board of Directors for election at the 2022 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC’s website at http://www.sec.gov and at the Company’s investor relations website at https://ir.ventasreit.com.